EXHIBIT 99.1

News Release

For Immediate Release 11/15/07

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311; www.atpog.com

ATP Announces Pricing of Secondary Public Offering of Common Stock

Houston, Texas– November 15, 2007 (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has priced a public offering of 5,000,000 shares of its common stock at $47.00 per share to the public. ATP is required, under the terms of its existing credit agreement, to remit approximately $56 million (or 25%) of the net proceeds from the offering to its lenders to prepay term loans under the credit agreement. Each lender has the right to reject its share of the mandatory prepayment, and any declined proceeds must then be reoffered to those lenders that have accepted their share of the mandatory prepayment; ATP may retain any remaining declined proceeds. ATP intends to use the remaining net proceeds from the offering to fund capital expenditures related to its drilling and development activities, including a potential second MinDOC at its Telemark Hub and potential new wells at Wenlock, Canyon Express Hub and Green Canyon Block 37, and for general corporate purposes. Howard Weil Incorporated and Johnson Rice & Company L.L.C. acted as joint book-running managers for the offering.

The underwriters have been granted by Chairman and President of ATP, T. Paul Bulmahn, a 30-day option to purchase up to an additional 750,000 shares of ATP’s common stock at the public offering price less the underwriting discount to cover over-allotments, if any. Assuming the underwriters’ full exercise of the over-allotment option, Mr. Bulmahn will own approximately 17.6% of ATP’s common stock after the offering. ATP will not receive any proceeds from the sale of shares by Mr. Bulmahn.

The offering is expected to close on November 20, 2007, subject to customary closing conditions. The common stock will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and be available on the SEC’s website, www.sec.gov. Copies of the prospectus supplement and the related base prospectus relating to the offering may be obtained from the offices of Howard Weil Incorporated, 1100 Poydras Street, Suite 3500, New Orleans, Louisiana 70163 or Johnson Rice & Company L.L.C., 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of ATP’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 1 of 2

securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 2 of 2